Exhibit 10.5

EXECUTION

AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT

THIS AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT (“Amendment”) dated as of January 27, 2005 is by and between Wachovia Bank, National Association (as successor by merger to Congress Financial Corporation) in its capacity as agent pursuant to the Working Capital Loan and Security Agreement for the lenders who are party from time to time thereto (in such capacity, together with its successors and assigns in such capacity, the “Working Capital Agent”) and Ableco Finance LLC, a Delaware limited liability company, in its capacity as agent pursuant to the Term Loan and Security Agreement for the lenders who are party from time to time thereto (in such capacity, together with its successors and assigns in such capacity, the “Term Loan Agent”).

W I T N E S S E T H:

WHEREAS, Working Capital Agent, Working Capital Lenders, Term Loan Agent and Term Loan Lenders have previously entered into the Intercreditor Agreement, dated as of December 18, 2003 (the “Intercreditor Agreement”); and

WHEREAS, Borrowers have requested certain amendments to Working Capital Loan Agreements, including an increase in the principal amount of the Term Loans outstanding under the Working Capital Loan Agreements; and

WHEREAS, Working Capital Agent and Term Loan Agent desire to enter into this Amendment to confirm that the terms and conditions of the Intercreditor Agreement, as amended hereby, shall continue to be in full force and effect;

NOW THEREFORE, in consideration of the mutual benefits accruing to each of the parties to the Intercreditor Agreement hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1. Interpretation. For purposes of this Amendment, unless otherwise defined herein, all capitalized terms used herein shall have the meaning given to them in the Intercreditor Agreement.

SECTION 2. Additional Definitions to Intercreditor Agreement. As used herein, the following terms shall have the meanings given to them below and the Intercreditor Agreement is hereby amended to include, in addition and not in limitation, the following definitions:

2.1 “Amendment No. 4” shall mean Amendment No. 4 to Amended and Restated Loan and Security Agreement, dated January         , 2005, by and among Borrowers, Working Capital Agent and Working Capital Lenders.

SECTION 3. Amendments to Intercreditor Agreement.

3.1 Maximum W/C Debt Section 1.12 of the Intercreditor Agreement is hereby deleted and the following is substituted therefor:

“1.12 “Maximum W/C Debt” shall mean the sum of (a) the aggregate outstanding principal amount of revolving loans and letter of credit accommodations made or issued pursuant to the Working Capital Loan Agreements up to a maximum amount equal to the lesser of (i) $20,000,000 or (ii) the amount equal to (A) the Availability multiplied by (B) 105% plus (b) the aggregate principal amount of all Term Loans (as such term is defined in the Working Capital Loan and Security Agreement) outstanding immediately after giving effect to Amendment No. 4, as reduced by regularly scheduled payments and prepayments of principal in respect thereof actually received by Working Capital Agent and applied against the Term Loans (subject to Section 2.20 of this Intercreditor Agreement); provided, that, the portion of the aggregate outstanding principal amount of revolving loans and letter of credit accommodations that are made or issued pursuant to the Working Capital Loan and Security Agreement but that are not made or issued intentionally or with actual knowledge that such revolving loans and letter of credit accommodations cause the aggregate outstanding principal amount of revolving loans and letter of credit accommodations to exceed the amount equal to the Availability multiplied by 105% (but do not exceed $20,000,000) calculated at the time made or issued shall be included, together with interest, fees, indemnities, costs and expenses arising under the Working Capital Loan Agreements, in the term “Maximum W/C Debt” as used herein.”

SECTION 4. Amendment No. 4. Notwithstanding any prohibition set forth in Section 2.20 of the Intercreditor Agreement with respect to amendments to the Working Capital Loan Agreements, Term Loan Agent, by its signature below, consents to the increase in the principal amount of the Term Loans (as such term is defined in the Working Capital Loan and Security Agreement, after giving effect to Amendment No.4) and the modification of the due dates of principal payments in respect thereof, in each case, as set forth in Amendment No.4.

SECTION 5. General

5.1 Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Intercreditor Agreement are intended or implied, and in all other respects, the Intercreditor Agreement is hereby specifically ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Intercreditor Agreement, the terms of this Amendment shall control. The Intercreditor Agreement and this Amendment shall be read as one agreement.

5.2 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions, in each case, as may be reasonably necessary to effectuate the provisions and purposes of this Amendment.

5.3 Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

5.4 Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

5.5 Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment No.1 to Intercreditor Agreement to be duly executed as of the day and year first above written.

WORKING CAPITAL AGENT

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Herbert C. Korn
Title:	Vice President

TERM LOAN AGENT

ABLECO FINANCE LLC

By:	/s/ Dan Wolf
Title:	Senior Vice President

ACKNOWLEDGED AND AGREED:

LEXINGTON PRECISION CORPORATION

By:	/s/ Michael A. Lubin
Title:	Chairman of the Board

LEXINGTON RUBBER GROUP, INC.

By:	/s/ Michael A. Lubin
Title:	Chairman of the Board